Exhibit 23.2

CONSENT OF PRICEWATERHOUSECOOPERS

CONSENT OF INDEPENDENT RESTISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-4 of Inmarsat Finance II plc of the following reports:

•   Our report dated November 9, 2004 relating to the financial statements and financial statement schedule of Inmarsat Holdings Limited (as the successor to Inmarsat Ventures Limited) as of December 31, 2003 and for the period from December 17, 2003 to December 31, 2003, which appears in such Registration Statement, and

•   Our report dated April 21, 2004 relating to the financial statements and financial statement schedule of Inmarsat Holdings Limited as successor to Inmarsat Ventures Limited (as the predecessor) as of December 31, 2002 and 2001 and for the years ended December 31, 2002 and 2001 and for the period from January 1, 2003 to December 17, 2003, which appears in such Registration Statement;

We also consent to the references to us under the headings “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

London, UK

December 16, 2004

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525.  The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH.  PricewaterhouseCoopers LLP is authorised and regulated by the Financial Services Authority for designated investment business.